UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): May 16, 2011

Travelzoo Inc.

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(Exact Name of Registrant as Specified in Charter)

Delaware --------------------------- (State or Other Jurisdiction of Incorporation)	000-50171 ------------------- (Commission File Number)	36-4415727 --------------------------- (I.R.S. Employer Identification Number)

590 Madison Avenue, 37th Floor New York, New York ---------------------------------------------------- (Address of Principal Executive Offices)	10022 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(212) 484-4900

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On May 9, 2011, Travelzoo Inc. (the “Company”) entered into an Employment Agreement with Glen Ceremony, under which, effective June 15, 2011, Mr. Ceremony, 44, will serve as the Company’s Chief Financial Officer. Mr. Ceremony will replace Wayne Lee, who has served as Chief Financial Officer of the Company since 2006.

Mr. Ceremony has been at Ebay, Inc. since October 2004, and is currently Corporate Controller. During 2004, he was employed in the Finance Global Audit department of Electronic Arts, Inc. Prior to that time he was employed in the Assurance and Advisory practice areas of PricewaterhouseCoopers. He is a Certified Public Accountant. Management of the Company believes that, with his background and prior experience, he is well qualified to serve as Chief Financial Officer of the Company.

Under his Employment Agreement, Mr. Ceremony will receive an annual salary of $450,000, and will be eligible to receive performance bonus payments of up to $50,000 per calendar quarter, of which $37,500 will be subject to the Company’s achieving specified performance targets, and up to $12,500 may be awarded at the discretion of the Company’s Chief Executive Officer.  The Employment Agreement is subject to termination at the option of the Company or Mr. Ceremony at any time, subject to the provisions set forth therein.

The information set forth above relating to the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as an exhibit to this Report and is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELZOO INC.

Date: May 20, 2011	By:	/s/ Wayne Lee
Wayne Lee
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between Travelzoo Inc. and Glen Ceremony.

99.1	Press release dated May 17, 2011.